  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1998

                                                 REGISTRATION NO. 333-48361
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ------------

                            AMENDMENT NO. 1 TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ------------
                           FEDERATED INVESTORS, INC.
             (Exact name of registrant as specified in its charter)

       PENNSYLVANIA                  6722                    25-1111467
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
      incorporation          Classification Code
     or organization)              Number)

                           FEDERATED INVESTORS TOWER
                      PITTSBURGH, PENNSYLVANIA 15222-3779
                                 (412) 288-1900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JOHN W. MCGONIGLE
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                           FEDERATED INVESTORS TOWER
                      PITTSBURGH, PENNSYLVANIA 15222-3779
                                 (412) 288-1900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ------------

                                With Copies To:

                               MICHAEL C. MCLEAN
                           KIRKPATRICK & LOCKHART LLP
                              1500 OLIVER BUILDING
                      PITTSBURGH, PENNSYLVANIA 15222-2312
                                 (412) 355-6500

  Approximate date of commencement of the proposed sale of the securities to the public: AT THE EFFECTIVE TIME OF THE MERGER DESCRIBED IN THIS REGISTRATION STATEMENT.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                                 ------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXHIBIT INDEX IS ON PAGE II-3.
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

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the "PBCL") provide that a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

  PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the director, officer, employee or agent of the corporation has met the applicable standard of conduct. Such determination shall be made:

    (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

    (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

    (3) by the shareholders.

  Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above as contained in sections 1741 and 1742, or in defense of any claim therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  PBCL Section 1745 provides that expenses (including attorneys' fees) incurred by an officer, director, employee or agent of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the director, officer, employee or agent of the corporation is not entitled to be indemnified by the corporation.

  PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise both as to action in such person's official capacity and as to action in another capacity while holding office, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

  The By-Laws of the Registrant provide that the Directors, officers, agents and employees of the Registrant shall be indemnified as of right to the fullest extent now or hereafter not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Registrant or otherwise) arising out of their service to the Registrant or to another enterprise at the request of the Registrant.

  PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another threatened, pending or completed action or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

  The By-Laws of the Registrant provide that the Registrant may purchase and maintain insurance to protect itself and any Director, officer, agent or employee entitled to indemnification under the By-Laws against any liability asserted against such person and incurred by such person in respect of the service of such person to the Registrant whether or not the Registrant would have the power to indemnify such person against such liability by law or under the provisions of the By-Laws.

  The Registrant maintains directors' and officers' liability insurance covering its Directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, as amended, which they may incur in connection with their serving as such. Under this insurance, the Registrant may receive reimbursement for amounts as to which the Directors and officers are indemnified by the Registrant under the foregoing By-Law indemnification provision. Such insurance also provides certain additional coverage for the Directors and officers against certain liabilities even though such liabilities may not be covered by the foregoing By-Law indemnification provision.

  As permitted by PBCL Section 1713, the By-Laws of the Registrant provide that no Director shall be personally liable for monetary damages for any action taken, unless such Director's breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a Director pursuant to any criminal statute or the liability of a Director for the payment of taxes pursuant to Federal, state or local law. It may also not apply to liabilities imposed upon directors by the Federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a Director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a Director owes to the corporation, provides that a Director stands in a fiduciary relation to the corporation and must perform his duties as a Director or as a member of any committee of the Board in good faith, in a manner he reasonably believes to be in the best interest of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed as part of this registration statement:

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   2.01  Agreement and Plan of Merger dated as of February 20, 1998 between
         Federated Investors and the Company**
   3.01  Restated Articles of Incorporation of the Company**
   3.02  Restated By-Laws of the Company**
   4.01  Form of Class A Common Stock certificate*
   4.02  Form of Class B Common Stock certificate*
   4.04  Stock Purchase Agreement dated August 1, 1989 between the Company and
         Westinghouse Credit Corporation**
   4.05  Intercompany Subordination Agreement dated June 15, 1996 by and among the Company and its subsidiaries**
   4.06  Shareholder Rights Agreement dated August 1, 1989 between the Company and The Standard Fire Insurance Company, as amended through January
         31, 1996**
   4.07  Senior Secured Credit Agreement, dated as of January 31, 1996, by and among Federated and the Banks set forth therein and PNC, National
         Association**
   4.08  Federated Note Purchase Agreement, dated as of June 15, 1996**
   4.09  Federated Program Master Agreement, dated as of October 24, 1997, among Federated, Federated Funding 1997-1, Inc., Federated Management
         Company, Federated Securities Corp., Wilmington Trust Company, PLT
         Finance, L.P., Putnam, Lovell & Thornton Inc. and Bankers Trust
         Company (Filed herewith)
   4.10  Federated Investors Program Initial Purchase Agreement, dated as of
         October 24, 1997, between Federated Funding 1997-1, Inc., and
         Wilmington Trust Company, solely as Trustee of the PLT Finance Trust
         1997-1 (Filed herewith)
   4.11  Federated Investors Program Revolving Purchase Agreement, dated as of
         October 24, 1997, between Federated Funding 1997-1, Inc., and PLT
         Finance, L.P. (Filed herewith)
   4.12  Federated Investors Program Fee Agreement, dated as October 24, 1997, between Federated Investors and PLT Finance, L.P. (Filed herewith)
   4.13  Schedule X to Federated Program Master Agreement, dated as of October
         24, 1997, among Federated, Federated Funding 1997-1, Inc., Federated
         Management Company, Federated Securities Corp., Wilmington Trust
         Company, PLT Finance, L.P., Putnam, Lovell & Thornton Inc. and Bankers
         Trust Company (Filed herewith)
   5.01  Opinion of Kirkpatrick & Lockhart LLP as to the legality of the securities being registered*
   9.01  Voting Shares Irrevocable Trust dated May 31, 1989**
  10.01  Stock Incentive Plan**
  10.02  Executive Annual Incentive Plan**
  10.03  Federated Investors Tower Lease dated January 1, 1993, as amended on
         December 2, 1995 (Filed herewith)
  10.04  Federated Investors Tower Lease dated February 1, 1994 (Filed herewith)
  10.05  Centre City Tower Lease dated July 23, 1992, as amended**
  21.01  Subsidiaries of the Registrant**
  23.01  Consent of Kirkpatrick & Lockhart LLP (to be included in opinion to be filed as Exhibit 5.01)*
  23.02  Consent of Ernst & Young LLP**
  23.03  Consent of KPMG Peat Marwick, LLP**
  24.01  Power of Attorney**
  27.01  Financial Data Schedule**

--------

 *To be filed by amendment.

**Previously filed.

  (b) Financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the Registrant's consolidated financial statements or accompanying notes.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (8) To supply by means of a post-effective amendment all required information concerning a transaction, and the company being acquired involved therein, and that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities raising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter ha been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on March 26, 1998.

                                          FEDERATED INVESTORS, INC.


                                          By: /s/ John F. Donahue
                                             ----------------------------------
                                             John F. Donahue
                                             Chairman and Chief Executive
                                             Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                   CAPACITY
                                                                 DATE




/s/ John F. Donahue           Chairman, Chief Executive      March 26, 1998
-------------------------      Officer and Director
John F. Donahue                (Principal Executive
                               Officer)




      *                       President, Chief Operating     March 26, 1998
-------------------------      Officer and Director
J. Christopher Donahue




      *                       Director                       March 26, 1998
-------------------------
John W. McGonigle




/s/ Thomas R. Donahue         Chief Financial Officer        March 26, 1998
-------------------------      (Principal
Thomas R. Donahue              Financial and Accounting
                               Officer)

*By: /s/ Thomas R. Donahue
  ---------------------
    Thomas R. Donahue
    Attorney-in-Fact